CERTIFICATE OF AMENDMENT
                                       TO
                            THE CERTIFICATE OF TRUST
                                       OF
                            PIONEER TAX MANAGED FUND


     This Certificate of Amendment to the Certificate of Trust of Pioneer Tax Managed Fund (hereby renamed "Pioneer Core Equity Fund") (the "Trust") is filed in accordance with the provisions of Delaware Business Trust Act (12 Del. C.
Section 3810 (b)(1) et seq.) and sets forth the following:

o FIRST: The name of the Trust is Pioneer Tax Managed Fund (hereby renamed "Pioneer Core Equity Fund")

o SECOND: AMENDMENT. The name of the Trust is changed from "Pioneer Tax Managed Fund" to "Pioneer Core Equity Fund."

o       THIRD: This amendment shall become effective immediately upon filing.


         IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 25 day of April, 2002.


         /S/ JOHN F. COGAN, JR.
         John F. Cogan, Jr., as Trustee and not individually